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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


SALTON, INC. ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

LAKE FOREST, Ill.--June 2, 2006 --(Business Wire)--Salton, Inc. (NYSE: SFP) announced today that the Board of Directors has appointed David Maura as a director. David Maura is a consultant to Harbinger Capital Partners Master Fund I, Ltd. Harbinger Capital Partners today purchased 30,000 shares of Salton's Series A Voting Convertible Preferred Stock, which is currently convertible into approximately 2,647,067 shares of Salton common stock, from certain affiliates of Centre Partners Management LLC. In connection with that transaction, Robert
A. Bergmann and Bruce G. Pollack, directors designated by Centre Partners, resigned from the Board of Directors.

Centre Partners and its affiliates continue to own 544,852 shares of common stock and 10,000 shares of Series A Voting Convertible Preferred Stock.

Prior to his consultancy with Harbinger Capital Partners, Mr. Maura was a Managing Director at First Albany Capital, where he focused on distressed debt and special situations in the consumer products & retail sectors of the high yield market. Prior to working at First Albany, Mr. Maura was a Director in the Global High Yield Research department of Merrill Lynch & Co. Previously, Mr. Maura was a Vice President and Senior Analyst with Wachovia Securities. Mr. Maura earned his Bachelor of Science degree in Business from Stetson University and is a Chartered Financial Analyst.

Leon Dreimann, Chief Executive Officer, commented "We are very pleased to have David Maura join our board of Directors. His knowledge and experience will contribute to our Board as we strive to enhance stockholder value."

Mr. Maura said "I am very pleased to join Salton's board. Harbinger Capital Partners understands the dynamics of the small appliance industry and recognizes the strength of Salton's portfolio of products and well recognized brand names. I am committed to working with the Company to capitalize on these strengths and enhance stockholder value."

ABOUT SALTON, INC.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.

ABOUT HARBINGER CAPITAL PARTNERS
Harbinger Capital Partners is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies.